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                                                                Exhibit 12(f)

                             System Energy Resources, Inc.
                Computation of Ratios of Earnings to Fixed Charges and
                           Ratios of Earnings to Fixed Charges



                                                      1991     1992     1993     1994     1995
Fixed charges, as defined:
  Interest on long-term debt                        $218,538 $196,618 $184,818 $162,517 $136,916
  Interest on notes payable                                0        0        0       88      473
  Amortization of expense and premium on debt-net      7,495    6,417    4,520    6,731    6,104
  Interest applicable to rentals                      10,007    6,265    6,790    7,546    6,475
  Other interest charges                               3,617    1,506    1,600    7,168    8,019
                                                    --------------------------------------------
Total fixed charges, as defined                     $239,657 $210,806 $197,728 $184,050 $157,987
                                                    ============================================
Earnings as defined:
  Net Income                                        $104,622 $130,141  $93,927   $5,407  $93,039
  Add:
    Provision for income taxes:
      Federal and State                              (26,848)  35,082   48,314   67,477  120,830
      Deferred Federal and State - net                37,168   23,648   60,690  (27,374) (41,871)
    Investment tax credit adjustment - net            63,256   30,123  (30,452)  (3,265)  (3,466)
    Fixed charges as above                           239,657  210,806  197,728  184,050  157,987
                                                    --------------------------------------------
Total earnings, as defined                          $417,855 $429,800 $370,207 $226,295 $326,519
                                                    ============================================
Ratio of earnings to fixed charges, as defined          1.74     2.04     1.87     1.23     2.07
                                                    ============================================
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